Exhibit 10.1


                            HEALTH SERVICES AGREEMENT

                                 BY AND BETWEEN

                              RIO GRANDE HMO, INC.

                                       AND

                             LIFEMARK OF TEXAS, INC,


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This HEALTH SERVICES AGREEMENT  ("Agreement") is entered into by and between Rio
Grande HMO, Inc. d/b/a HMO Blue(R), Southeast Texas, a health maintenance organization certified under Article 20A of the Insurance Code of the State of Texas (hereinafter referred to as "HMO"), and Lifemark of Texas, Inc. a nonprofit health corporation certified under Section 5.01(a) of the Texas Medical Practice Act (hereinafter referred to as "Lifemark Texas").

1     PREAMBLE

      HMO is engaged in the development, management and operation of a health maintenance organization, one of whose purposes is to provide or arrange for comprehensive health care on a prepaid basis for Medicaid recipients. HMO desires to engage the services of Lifemark Texas in the Medicaid program. Lifemark Texas desires to participate in the HMO's health service delivery system and directly provide or arrange health care services to Medicaid recipients who have selected the HMO, and to provide certain administrative services to HMO.

      Now, therefore, in consideration of the mutual promises herein stated, it is agreed by and between the parties hereto as follows:

2     DEFINITIONS

      The following terms will have the meanings for purposes of this Agreement, as set forth below:

2.1 "AGREEMENT" means this contract, including all attachments appended hereto and any written amendments subsequently executed by the parties.

2.2 "CLEAN CLAIM" means a TDHS approved or identified claim format that contains all data fields required by HMO and TDHS for final adjudication of the claim. The required data fields must be complete and accurate and include HMO-published requirements for adjudication.

2.3 "CONTRACT YEAR" means September 1 of the current year through August 31 of the following year or as otherwise defined by the Texas Department of Human Services for a particular service area or service area expansion.

2.4 "COVERED SERVICES" means those health care services or products, including medical, dental, vision, behavioral, approved home and community based care, and other services to which Members are entitled under the Program as described in the RFA, the TDHS Contract and value-added services as described in the HMO's response to the RFA dated April 7, 1997.

2.5 "DESIGNATED MEMBERS" means those Members who have selected, or been assigned to, participating Providers to be those Members' Primary Care Physicians.

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2.6   "EMERGENCY MEDICAL CONDITION" means a medical condition manifesting itself by acute symptoms of sufficient severity (including severe pain), such that a prudent layperson who possesses an average knowledge of health and medicine could reasonably expect the absence of immediate medical care could result in:

      (a)  placing  the  patient's  health  in  serious  jeopardy;
      (b)  serious impairment  to bodily  functions;
      (c)  serious  dysfunction  of any bodily organ or part;
      (d)  serious disfigurement; or
      (e) in the case of a pregnant woman, serious jeopardy to the health of the fetus.

2.7 "EMERGENCY SERVICES" means Covered Services that are furnished by a Provider that is qualified to furnish such services under this Agreement and are needed to evaluate or stabilize an Emergency Medical Condition and/or emergency behavioral health condition.

2.8 "EPSDT" means the Early and Periodic Screening, Diagnosis, and Treatment program contained at 42 United States Code 1396d(r). The name has been changed to "Texas Health Steps" in the State of Texas.

2.9 "EPSDT-CCP" means the Early and Periodic Screening, Diagnosis, and Treatment -- Comprehensive Care Program, under which TDH added comprehensive care benefits to the federal EPSDT (Texas Health Steps) program requirements.

2.10  "HCFA" means the Health Care Financing Administration.

2.11 "HEALTH CARE PROFESSIONAL" means any physician, nurse, audiologist, physician assistant, clinical psychologist, occupational therapist, physical therapist, speech and language pathologist, and other professional engaged in the delivery of health services who is licensed, practices under an institutional license, certified, or practices under authority of a physician or legally constituted professional association or other authority consistent with State law to render services to Members pursuant to an agreement with HMO or Lifemark Texas.

2.12 "INSTITUTIONAL SERVICES" means those non-professional Covered Services provided by or through a State licensed or Medicare/Medicaid certified facility. Such services include, but are not limited to: inpatient or outpatient hospital services, skilled nursing facility services, and emergency room services.

2.13 "MEDICAL DIRECTOR" means a physician designated by HMO who is responsible for monitoring the provision of Covered Services to Members.

2.14 "MEDICALLY NECESSARY" means those services or supplies specified in the TDHS Contract which are:

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      (a) reasonable and necessary to prevent  illnesses or medical  conditions,
      or  provide  early  screening,   interventions,   and/or   treatments  for
      conditions that cause suffering or pain, cause physical deformity or limitations in function, threaten to cause or worsen a handicap, cause illness or infirmity of a Member, or endanger life;

      (b) provided at appropriate facilities and at the appropriate levels of care for treatment of a Member's medical conditions;

      (c) consistent with health care practice guidelines and standards that are
      issued  by  professionally   recognized   health  care   organizations  or
      governmental agencies;

      (d)  consistent with the diagnoses of the conditions; and

      (e) no more intrusive or restrictive than necessary to provide a proper balance of safety, effectiveness, and efficiency.

2.15 MEDICALLY NECESSARY BEHAVIORAL HEALTH SERVICES" means those behavioral health services which:

      (a) are reasonable and necessary for the diagnosis or treatment of a mental health or chemical dependency disorder or to improve or to maintain or to prevent deterioration of functioning resulting from such a disorder;

      (b) are in accordance with professionally accepted clinical guidelines and standards of practice in behavioral health care;

      (c) are furnished in the most appropriate and least restrictive setting in which services can be safely provided;

      (d) are the most appropriate level of supply or service which can safely be provided; and

      (e) could not be omitted without adversely affecting the Member's mental and/or physician health or the quality of care rendered.

2.16  "MEMBER" means any person residing in the service enrollment area who is:

      (1) entitled to benefits under Title XIX of the Social Security Act and the Texas Medical Assistance Program (Medicaid);

      (2)   in a Medicaid eligibility category included in the Program;

      (3)   enrolled in the Program; and

      (4)   enrolled with HMO.


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2.17  "PARTICIPATING  PROVIDER"  means any health  care  facility or Health Care
      Professional that renders Covered Services to Members pursuant to an agreement with HMO or Lifemark Texas.

2.18 "PRIMARY CARE PHYSICIAN OR PROVIDER" means a Participating Provider who has further agreed to provide to Designated Members a medical home, and who is responsible for providing initial and primary care to patients, maintaining the continuity of patient care, and initiating referral for care.

2.19  "PROVIDER"   means  an   individual   or  entity  and  its  employees  and
      subcontractors that directly provide health care services to HMO's Members under a TDHS Medicaid managed care program.

2.20 "PROGRAM" means the State of Texas STAR+PLUS Program for the provision of medical, dental, vision, behavioral, approved home and community based, and other health services to Medicaid recipients in a managed care delivery setting as described in the STAR+PLUS portion of the Request For Application by the Texas Department of Health, dated January 7, 1997, and the TDHS Contract.

2.21 "REQUEST FOR APPLICATION" or "RFA" shall mean the TDH/TDHS Request for Application for the Program dated January 7, 1997 and any amendments thereto.

2.22 "REVENUE" means the monthly payments and all subsequent adjustment payments made to HMO under the TDHS Contract.

2.23 "SPECIALIST PHYSICIAN" means a physician who is a Participating Provider and who agrees to directly provide Covered Services to Designated Members upon the referral by any Primary Care Physician.

2.24  "STATE" means the State of Texas.

2.25  "TDH" means the Texas Department of Health.

2.26  "TDHS" shall mean the Texas Department of Human Services.

2.27 "TDHS CONTRACT" means the agreement between HMO and TDHS specifying the terms and conditions under which Covered Services are to be provided to Members pursuant to the Program, and any of its written amendments, corrections or modifications.

2.28  "TDI" means the Texas Department of Insurance.

2.29  "TDMHMR"   means  the  Texas   Department  of  Mental  Health  and  Mental
      Retardation.

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2.30  "THHSC" means the Texas Department of Health and Human Services.

2.31 "THIRD PARTY LIABILITY" means benefits paid or payable by all other federal or State medical care programs that are primary to Medicaid, group or individual insurance (including the insurance of absent spouses or parents who may have insurance to pay medical care for spouses or minor Members, and auto or casualty insurance collections, subject to limitation pursuant to State law).

3     OBLIGATIONS OF HMO

3.1 GENERAL. HMO shall maintain the organizational and administrative capacity and capabilities to carry out duties and responsibilities under the TDHS Contract.

3.2 FISCAL SOLVENCY. HMO is and shall remain in full compliance with all State and federal solvency requirements for HMOs, including but not limited to, all reserve requirements, net worth standards, debt to equity ratios or other debt limitations.

3.3 INSURANCE. HMO has obtained and shall maintain the insurance coverages as required by the TDHS Contract.

3.4 COMPLIANCE. HMO shall comply with all State and federal laws and regulations relating to the Texas Medicaid Program which have not been waived by HCFA. HMO shall comply with all rules relating to the Medicaid Managed Care Program adopted by TDHS, TDI, TDH, THHSC, TDMHMR any other state agency delegated authority to operate or administer Medicaid or Medicaid Managed Care Programs.

4     ACCOUNTABILITY, DELEGATION AND OVERSIGHT.

4.1 ACCOUNTABILITY. HMO is and shall remain responsible for performing all duties, responsibilities and services under the TDHS Contract regardless of whether the duty, responsibility or service is subcontracted or delegated to Lifemark Texas under this Agreement.

4.2 SUBCONTRACT/DELEGATION. HMO has subcontracted and/or delegated to Lifemark Texas, and Lifemark Texas shall perform, those duties, responsibilities and services (collectively, "Activities") which are specified in this Agreement. Lifemark Texas shall not further subcontract or delegate the performance of these Activities to any organization or entity without the prior written consent of HMO. Any such subcontract or delegation agreement shall be approved by HMO, and TDHS if deemed necessary under regulatory or TDHS Contract requirements, and attached as an addendum to this Agreement.

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4.3   OVERSIGHT.   Lifemark  Texas  shall  comply  with  all  HMO  standards and requirements applicable to the Activities, and Lifemark Texas's policies and procedures for performing the Activities shall be consistent with HMO's policies and procedures. If Lifemark Texas's policies and procedures are inconsistent with the HMO's, the HMO's policies and procedures shall apply.

4.4 MAINTENANCE OF INFORMATION AND RECORDS. Lifemark Texas shall maintain all records reviewed or created in connection with performing the Activities in a form acceptable to HMO, provide HMO with access to such information and records, and permit HMO to review and copy such information and records, in accordance with the requirements of State and federal law. Lifemark Texas shall create, keep and maintain records in accordance with TDHS Contract Section 3.5 and other requirements as specified by federal or State laws or regulations.

4.5 REPORTING OBLIGATIONS. Lifemark Texas shall provide HMO with periodic written reports regarding all Activities in the formats specified by HMO for each of the Activities. Lifemark Texas shall disclose, and shall require network Providers to disclose, to HMO all pending or potential arbitration, litigation or administrative actions against Lifemark Texas or the network Provider prior to the execution of this Agreement, and within seven (7) days of receiving service or becoming aware of threatened litigation during the term of the Agreement.

4.6 MONITORING/AUDITS. HMO shall oversee Lifemark Texas's performance of the Activities through review of periodic written reports provided by Lifemark Texas as described above, meetings with appropriate Lifemark Texas representatives, and onsite audits and assessments of Lifemark Texas. Lifemark Texas shall cooperate, participate and comply with HMO in such monitoring and audits. Such audits and assessments shall be performed in accordance with requirements of State and federal law. Without limiting the foregoing, Lifemark Texas agrees that contracts with Participating Providers shall permit Lifemark Texas to disclose to HMO its Participating Providers credentialing files. Lifemark Texas agrees that TDHS, TDI or their designee have the right from time to time to examine and audit the books of Lifemark Texas and its subcontractors relating to: 1) capacity to bear the risk of potential financial losses; 2) services performed or determination of amounts payable under the TDHS Contract; 3) detection of fraud and abuse; and 4) other purposes TDHS deems necessary to perform its regulatory function and/or to enforce the provisions of the TDHS Contract or other requirements as specified by federal or State laws or regulations.

4.7 LIFEMARK TEXAS COVENANTS - NONPROVIDER SERVICES. Lifemark Texas agrees to the following covenants, and agrees to include such covenants in any subcontract for nonProvider services:

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      4.7.1 Lifemark  Texas   understands  that  services  provided  under  this
            contract are funded by State and federal funds under the Texas Medical Assistance Program (Medicaid). Lifemark Texas is subject to all State and federal laws, rules and regulations that apply to persons or entities receiving State and federal funds. Lifemark Texas understands that any violation by Lifemark Texas of a State or federal law relating to the delivery of services under this Agreement, or any violation of the TDHS Contract could result in
            liability  for  contract  money   damages,   and/or  civil  criminal
            penalties and sanctions under State and federal law.

      4.7.2 Lifemark Texas understands and agrees that the HMO has the sole responsibility for payment of services rendered by the Lifemark Texas under this Agreement. In the event of HMO insolvency or cessation of operations, Lifemark Texas's sole recourse is against the HMO through the bankruptcy or receivership estate of the HMO.

      4.7.3 Lifemark Texas understands and agrees that TDHS is not liable or responsible for payment for any services provided under this Agreement.

      4.7.4 Lifemark Texas agrees that any modification, addition, or deletion of the provisions of this Agreement will become effective no earlier than 30 days after the HMO notifies TDHS of the change. If TDHS does not provide written approval within 30 days from receipt of notification from the HMO, changes may be considered provisionally approved.

4.8 This Agreement is subject to State and federal fraud and abuse statutes. Lifemark Texas is subject to State and federal fraud and abuse statutes. Lifemark Texas will be required to cooperate in the investigation and prosecution of any suspected fraud or abuse, and must provide any and all requested originals and copies of records and information, free of charge on request, to any State or federal agency with authority to investigate fraud and abuse in the Medicaid program.

      The Texas Medicaid Fraud Control Unit must be allowed to conduct private interviews of Lifemark Texas personnel, subcontractors and their personnel, witnesses, and patients. Requests for information are to be complied with, in the form and the language requested. Lifemark Texas, its employees and subcontractors and their employees and contractors must cooperate fully in making themselves available in person for interviews, consultation, grand jury proceedings, pretrial conference, hearings, trial and in any other process, including investigations. Compliance with this covenant shall be a shared expense of HMO and Lifemark Texas and shall not be charged to the Program.

4.9 LIFEMARK TEXAS COVENANTS - PROVIDER SERVICES. Lifemark Texas agrees to the following covenants, and agrees to include such covenants in any contract for Provider services:

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      4.9.1 Lifemark Texas is being  contracted to deliver Medicaid managed care under the TDHS STAR+PLUS program. HMO must provide copies of the TDHS Contract to the Lifemark Texas upon request. Lifemark Texas understands that services provided under this contract are funded by State and federal funds under the Medicaid program. Lifemark Texas is subject to all state and federal laws, rules, regulations that apply to all persons or entities receiving state and federal funds. Lifemark Texas understands that any violation by a Provider of State or federal law relating to the delivery of services by the Provider under this Agreement, or any violation of the TDHS Contract could result in liability for money damages, and/or civil criminal penalties and sanctions under state and/or federal law.

      4.9.2 Lifemark Texas understands and agrees that HMO has the sole responsibility for payment of covered services rendered by the Provider under this Agreement. In the event of HMO insolvency or cessation of operations, Lifemark Texas's sole recourse is against HMO through the bankruptcy, conservatorship, or receivership estate of HMO.

      4.9.3 Lifemark Texas understands and agrees TDHS is not liable or responsible for payment for any Medicaid covered services provided to mandatory Member under this Agreement. Federal and State laws provide severe penalties for any Provider who attempts to collect any payment from or bill a Medicaid recipient for a Covered Service.

      4.9.4 Lifemark Texas agrees that any modification, addition, or deletion of the provisions of this Agreement will become effective no earlier than 30 days after HMO notifies TDHS of the change in writing. If TDHS does not provide written approval within 30 days from receipt of notification from HMO, changes can be considered provisionally approved, and will become effective. Modifications, additions or deletions which are required by TDHS or by changes in State or federal law are effective immediately.

      4.9.5 This contract is subject to all State and federal laws and regulations relating to fraud and abuse in health care and the Medicaid program. Lifemark Texas must cooperate and assist TDHS and any State or federal agency that is charged with the duty of identifying, investigating, sanctioning or prosecuting suspected fraud and abuse. Lifemark Texas must provide originals and/or copies of any and all information, allow access to premises and provide records to TDHS or its authorized agent(s), THHSC, HCFA, the U.S. Department of Health and Human Services, FBI, TDI, and the Texas Attorney General's Medicaid Fraud Control Unit, upon request, and free-of-charge. Lifemark Texas must report any suspected fraud or abuse including any suspected fraud and abuse committed by HMO or a Medicaid recipient to TDHS for referral to THHSC.

      4.9.6 Lifemark Texas is required to submit proxy claims or encounter forms to HMO for services provided to all STAR+PLUS Members that are capitated by HMO in accordance with the encounter data submissions requirements established by HMO and TDHS.

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      4.9.7 HMO is  prohibited  from  imposing  restrictions  upon the  Lifemark
            Texas' free communication with Members about a Member's medical conditions, treatment options, HMO referral policies, and other
            HMO policies, including financial incentives or arrangements and all STAR+PLUS managed care plans with whom Lifemark Texas contracts.

      4.9.8 The Texas Medicaid Fraud Control Unit must be allowed to conduct private interviews of Lifemark Texas and the Lifemark Texas's employees, contractors, and patients. Requests for information must be complied with, in the form and language requested. Lifemark Texas and their employees and contractors must cooperate fully in making themselves available in person for interviews, consultation, grand jury proceedings, pre-trial conference, hearings, trial and in any other process, including investigations. Compliance with this covenant is at Lifemark Texas's own expense.

4.10 COMPLIANCE. Lifemark Texas must comply, and shall require its network Providers and subcontractors to comply, with all State and federal laws and regulations relating to the Texas Medicaid program, all rules relating to the Medicaid Managed Care program adopted by TDHS, TDI, TDH, THHSC, TDMHMR and any other State agency delegated authority to operate Medicaid or Medicaid Managed Care programs, and the TDHS Contract. Lifemark Texas, its network Providers and subcontractors shall comply with the provisions of the Clean Air Act and the Federal Water Pollution Control Act, as amended. To the extent required by Federal or State law, Lifemark Texas shall prepare and implement an affirmative action program. Lifemark Texas agrees to buy Texas products and services when they are available at a comparable price and a comparable period of time, as required by Section 48 of Article IX of the General Appropriations Act of 1995. Lifemark Texas shall comply with Section 5.9 of the TDHS Contract, if applicable.

4.11 PROGRAM INTEGRITY. Lifemark Texas has not been excluded, debarred, or suspended from participation in any program under Title XVII or Title XIX under any of the provisions of section 1128(a) or (b) of the Social Security Act (42 USC Section 1320 a-7), or Executive Order 12549. Lifemark Texas must notify HMO within 3 days of the time it receives notice that any action being taken against Lifemark Texas or any person defined under the provision of section 1128 (a) or (b) or any subcontractor, which could result in exclusion, debarment or suspension of Lifemark Texas or a subcontractor from the Medicaid program, or any program listed in Executive Order 12549.

4.12 FRAUD CONTROL. Lifemark Texas must submit to HMO within sixty (60) days after the effective date of this Agreement a copy of the Lifemark Texas's fraud control program. Lifemark Texas's fraud control program must contain the same standards and requirements as the HMO's fraud and abuse compliance plan as required by the TDHS Contract, Section 5.3. HMO acknowledges that Lifemark Texas has submitted a fraud control plan to HMO.

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4.13  SAFEGUARDING INFORMATION.

      4.13.1All Member  information,  records and data  collected or provided to
            Lifemark Texas by HMO, TDHS or another State agency is protected from disclosure by State and federal law and regulations. Lifemark Texas may only receive and disclose information which is directly related to establishing eligibility, providing services and conducting or assisting in the investigation and prosecution of civil and criminal proceedings under State or federal law.

      4.13.2Lifemark Texas shall be responsible for informing Members and providers regarding the provisions of 42 CFR 431, Subpart F, relating to Safeguarding Information on Applicants and Recipients, and Lifemark Texas must ensure that confidential information is protected from disclosure except for authorized purposes.

      4.13.3Lifemark  Texas must assist  network in policies for  protecting the confidentiality of AIDS and HIV-related medical information and an anti-discrimination policy for employees and Members with communicable diseases in compliance with Health and Safety Code, Chapter 85, Subchapter E. relating to the Duties of State Agencies and State Contractors.

      4.13.4Lifemark Texas must require that Participating Physicians and Participating Providers have mechanisms in place to ensure Member's (including minor's) confidentiality for family planning services.

4.14  NON-DISCRIMINATION.

      Lifemark Texas agrees to comply with, and to include in all subcontracts a provision that the subcontractor will comply with, each of the following requirements:

      4.14.1Title  VI of the  Civil  Rights  Act  of  1964,  Section  504 of the
            Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, and all requirements imposed by the regulations implementing these acts and all amendments to the laws and regulations. The regulations provide in part that no person in the United States shall, on the grounds of race, color, national origin, sex, age, disability, political beliefs or religion, be excluded from participation in, or denied, any aid, care, service or other benefits, or be subjected to any discrimination under any program or activity receiving federal funds.

      4.14.2Texas Health and Safety Code Section 85.113 (relating to workplace and confidentiality guidelines regarding AIDS and HIV).

      4.14.3The provisions of Executive Order 11246, as amended by 11375, relating to Equal Employment Opportunity.

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4.15  HISTORICALLY UNDERUTILIZED BUSINESSES (HUBS).

      4.15.1TDHS  is  committed  to  providing   procurement   and   contracting
            opportunities to historically underutilized businesses (HUBs), under the provisions of Texas Government Code, Title 10, Subtitle D, Chapter 2161 and 1 TAC Section 111.11(b) and 111.13(c)(7). Lifemark Texas is required to make a good faith effort to assist HUBs in receiving a portion of the total contract value of this Agreement.

4.16  REQUEST FOR PUBLIC INFORMATION.

      4.16.1This Agreement and all network Provider and subcontractor contracts are subject to public disclosure under the Public Information Act (Texas Government Code, Chapter 552). TDHS may receive Public Information requests related to the TDHS Contract, information submitted as part of the compliance of the TDHS Contract and the HMO's application upon which the TDHS Contract was awarded.

      4.16.2TDHS may, in its sole discretion, request a decision from the Office of the Attorney General (AG opinion) regarding whether the information requested is excepted from required public disclosure. TDHS may rely on the HMO's written representations in preparing any AG opinion request, in accordance with Texas Government Code Section
            552.305. TDHS is not liable for failing to request an AG opinion or for releasing information which is not deemed confidential by law, if the HMO fails to provide TDHS with specific reasons why the requested information is exempt from the required public disclosure. TDHS or the Office of the Attorney General will notify all interested parties if an AG opinion is requested.

      4.16.3If Lifemark Texas believes that the requested information qualifies as a trade secret or as commercial or financial information, Lifemark Texas must notify HMO within two (2) working days of Lifemark Texas's receipt of the request of the specific text, or portion of text, which Lifemark Texas claims is excepted from required public disclosure. The Lifemark Texas is required to identify the specific provisions of the Public Information Act which the Lifemark Texas believes are applicable, and is required to include a detailed written explanation of how the exceptions apply to the specific information identified by the Lifemark Texas as confidential and excepted from required public disclosure.

4.17  NOTICE AND APPEAL.

      4.17.1For acute care services, Lifemark Texas must comply with the notice requirements contained in 25 TAC Section 36.21, and the maintaining benefits and services contained in 25 TAC Section 36.22, whenever the HMO or Lifemark Texas intends to take an action affecting the Member benefits and services under the TDHS Contract and the Member appeal requirements contained in Article 8.7 of the TDHS Contract.

      4.17.2For Long Term Care services, Lifemark Texas must comply with the notice requirements contained in 40 TAC, Section 79.1204, and the appeal requirements of 40 TAC ch.79, whenever HMO or Lifemark Texas intends to take an adverse action affecting Member benefits and services under this Contract. Lifemark Texas agrees to provide information regarding fair hearings to TDHS within fifteen (15) days of the date of appeal and agrees to provide a Lifemark Texas staff member to represent HMO and Lifemark Texas at the hearing. Lifemark Texas shall comply with the Member appeal requirements containing in paragraph 8.7 of the TDHS Contract.

4.18 ACCREDITATION. Lifemark Texas shall comply with the standards of accreditation organizations in its performance of this Agreement if HMO pursues accreditation, or is accredited, by an accreditation organization.

5     OBLIGATIONS OF LIFEMARK TEXAS

5.1   SCOPE OF HEALTH CARE SERVICES.

      Lifemark Texas, through the Participating Providers, shall provide or arrange the Covered Services to Members in accordance with the TDHS Contract, Article VI, Scope of Services. All Covered Services provided or arranged by Lifemark Texas shall be provided or arranged by duly licensed, certified or otherwise authorized Participating Providers in accordance with (i) the generally accepted medical and surgical practices and standards prevailing in the applicable professional community at the time of treatment, (ii) the provisions of the Utilization Management Program and the Quality Improvement Program, and (iii) the requirements of State and federal law.

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

5.2   PROVIDER NETWORK REQUIREMENTS.

      5.2.1 Lifemark Texas shall establish, provide, and administer a Provider network comprising a sufficient number of Participating Providers to provide or arrange Covered Services and meet the needs of the Members in accordance with the TDHS Contract Article VII, Provider Network Requirements. Lifemark Texas' Participating Providers shall provide or arrange Covered Services, including Emergency Services, to Members twenty-four (24) hours a day, three hundred sixty-five
            (365) days per year. Participating Providers must meet credentialing standards and have entered into a Provider contract before providing or arranging Covered Services to Members. Lifemark Texas shall establish, provide and administer a credentialing program in accordance with the TDHS Contract, Section 7.8, and the Delegated Credentialing Program, attached hereto as Addendum 1. In order to assist Lifemark Texas with the establishment of a Provider network, HMO hereby grants Lifemark Texas full use of and access to HMO's Provider network established for the Program. Lifemark Texas shall pay HMO [x]* each Contract Year for such use and access. Notwithstanding this grant of full use and access to HMO's Provider network, HMO retains its rights to restrict, suspend or terminate Participating Providers. Notwithstanding the grant of full use of and access to HMO's Provider network to Lifemark Texas, HMO shall maintain its Provider network and Provider contracts in compliance with the TDHS Contract.

      5.2.2 All Participating Providers must have a written contract with HMO, to participate in the Program. All standard formats of Provider contracts shall be attached as addendum to this Agreement. Any modifications to the standard formats of Provider contracts must be approved by HMO and TDHS. The standard Provider contracts are the following:

            _Participating   Primary  Care  Physician  Agreement  -  Addendum  2
            _Participating Specialist Physician Agreement - Addendum 3 _Participating Medical Group Agreement - Addendum 4 _Participating Ancillary Healthcare Provider Agreement Addendum 5 _Participating Hospital Agreement - Addendum 6 _Participating Nursing Home Agreement - Addendum 7

5.3   MEMBER SERVICES REQUIREMENTS.

      5.3.1 Lifemark Texas shall establish, provide and administer a Member Services program, including member education, in accordance with
            Section 3.4, Sections 6.5 - 6.14, Article VIII and Article XIV of the TDHS Contract.

5.4   MARKETING AND PROHIBITED PRACTICES.

      Lifemark Texas shall comply with Article IX of the TDHS Contract in the production and distribution of marketing materials and marketing practices

5.5   MIS REQUIREMENTS.

      Lifemark Texas shall establish, provide and administer a management information system ("MIS") in accordance with Article X of the TDHS Contract.

5.6   QUALITY ASSURANCE AND QUALITY IMPROVEMENT PROGRAM.

      Lifemark Texas shall establish, provide and administer a Quality Assurance and Quality Improvement Program ("QIP.") in accordance with
      Article XI of the TDHS Contract and the QIP. Delegation Requirements attached hereto as Addendum 8.

5.7   UTILIZATION MANAGEMENT PROGRAM.

      Lifemark  Texas shall  establish,  provide and  administer  a  Utilization
      Management   Program  in  accordance   with  the  TDHS  Contract  and  the
      Utilization Management Delegation Requirements attached hereto as
      Addendum 9.

5.8 REPORTING REQUIREMENTS. Lifemark Texas shall establish, provide and administer a reporting system which produces the reports required in
      Article XII of the TDHS Contract in the format and with the information required by TDHS. All reports shall be simultaneously submitted to HMO and TDHS. HMO reserves the right to require that any report be submitted to HMO for approval prior to submission to TDHS, and the right to file corrected reports.

5.9   MEDICAL DIRECTOR.

      Lifemark Texas shall provide the equivalent of one full-time Medical Director licensed as a physician by the Texas State Board of Medical Examiners for the STAR and STAR+PLUS programs. Lifemark Texas shall prepare a written job description describing the Medical Director's authority, duties and responsibilities as described in Section 3.3 of the TDHS Contract. Lifemark Texas agrees that the Medical Director must exercise independent medical judgment in all medical necessity decisions. Lifemark Texas must assure that medical necessity decisions are not adversely influenced by fiscal management decisions. Lifemark Texas shall permit the State to conduct reviews of medical necessity decisions by the Medical Director at any time. If the medical director's time spent on duties exceeds a standard full-time equivalent employee, then such excess time shall be charged to the STAR program.

5.10  CLAIMS PROCESSING REQUIREMENTS.

      5.10.1Lifemark Texas and/or its claims processing subcontractor(s) must comply with the Texas Managed Care Claims Manual (Claims Manual), which contains claims processing requirements. Lifemark Texas and/or its claims processing subcontractor(s) must comply with any changes to Claims Manual with appropriate notice of changes from the State.

      5.10.2Lifemark Texas must not pay or authorize HMO to pay any claim submitted by a Provider who has been excluded or suspended from the Medicare or Medicaid programs for fraud and abuse when the Lifemark Texas has knowledge of the exclusion or suspension.

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

      5.10.3All Provider Clean Claims must be adjudicated  (finalized as paid or denied adjudicated) within [x]* days from the date the claim is received by Lifemark Texas. Claims ordered to be paid by TDHS shall be paid immediately. Lifemark Texas must pay Providers interest on a Clean Claim which is not adjudicated within [x]* days from the date the claim is received by the Lifemark Texas or becomes clean at a rate of [x]* for each month the Clean Claim remains unadjudicated. Lifemark Texas will be held to a minimum performance level of [x]* of all Clean Claims paid or denied within [x]* days of receipt and [x]* of all Clean Claims paid or denied within [x]* days of receipt. Failure to meet these performance levels is a default under this Agreement. Lifemark Texas shall pay all damages or penalties assessed by TDHS if TDHS determines Lifemark Texas or its subcontractor is responsible for failure to meet performance levels. The performance levels are subject to changes if required to comply with federal and State laws or regulations. Lifemark Texas shall not have to spend its own funds to pay claims.

      5.10.4All claims and appeals submitted to Lifemark Texas and/or its claims processing subcontractors must be paid-adjudicated (Clean Claims), denied-adjudicated (Clean Claims), or denied for additional information (unclean claims) to Providers within [x]* days from the date the claim is received by Lifemark Texas. Providers must be sent a written notice for each claim that is denied for additional information (unclean claims) identifying the claim, all reasons whey the claim is being denied, the date the claim was received by Lifemark Texas, all information required from the Provider in order for the Lifemark Texas to adjudicate the claim, and the date by which the requested information must be received from the Provider. Lifemark Texas shall comply with the Member notice, appeal and fair hearing requirements as described in the TDHS Contract, Sections
            5.11 and 8.7.

      5.10.5Claims that are suspended  (pended  internally) must be subsequently paid-adjudicated, denied-adjudicated, or denied for additional information (pended externally) within [x]* days from date of receipt. No claim can be suspended for a period exceeding [x]* days from date of receipt of the claim.

      5.10.6Lifemark Texas must identify each data field of each claim form that is required from the Provider in order for the HMO to adjudicate the claim. Lifemark Texas must inform all network Providers about the required fields no later than 30 days prior to the effective date of this Agreement or as a provision within the Provider contract. Out of network Providers must be informed of all required fields if the claim is denied for additional information. The required fields must include those required by the HMO and TDHS.

      5.10.7Lifemark  Texas is subject to the Remedies and Sanctions  Article of the TDHS Contract for claims that are not processed on a timely basis as required by this Agreement and the Claims Manual. Notwithstanding the provisions of Sections 5.10.3, 5.10.4, and 5.10.5, sanctions will be applied if at least [x]* of all claims are not adjudicated (paid, denied, or external pended) [x]* days of receipt and [x]* within [x]* days of receipt of for the Contract Year to date. HMO shall not apply sanctions against Lifemark Texas unless sanctions are imposed by TDHS against HMO.

      5.10.8Lifemark Texas agrees that when it receives written notification from TDHS or HMO that a Provider's funds be held because the Provider has changed ownership, has an unpaid judgment, sanction, monetary penalty or audit exception or has failed to meet some other legal requirement, Lifemark Texas will place the Provider's funds on hold unit it receives further notification from TDHS or HMO. Upon notification to Lifemark Texas, Lifemark Texas must either pay the claim or remit the held funds to TDHS.

      5.10.9Lifemark  Texas must comply with the  standards  adopted by the U.S.
            Department of Health and Human Services under the Health Insurance Portability and Accountability Act of 1996 submitting and receiving claims information through electronic data interchange (EDI) that allows for automated processing and adjudication of claims within two or three years, as applicable, from the date the rules promulgated under HIPAA are adopted.

5.11 THIRD PARTY RECOVERY. Lifemark Texas shall assist HMO in Third Party Liability recovery efforts and pursue recovery for expenses related to acute care services and long-term care services. Lifemark Texas shall not exceed the limited authority granted to HMO by TDHS for Third Party Liability recovery, and Lifemark Texas shall comply with Section 1.5 and
      4.9 of the TDHS Contract in such efforts. If a subcontractor is engaged for Third Party Liability recovery efforts, such subcontractor shall be paid from Revenue deposited for the payment of claims.

6     INSURANCE

6.1 Lifemark Texas must maintain or cause to be maintained general liability insurance in the amounts of at least $1,000,000 per occurrence and $5,000,000 in the aggregate.

6.2 Lifemark Texas must maintain or require professional liability insurance on each of the Providers in the network in the amount of $100,000 per occurrence and $300,000 in the aggregate, or the limits required by the hospital at which the network Provider has admitting privileges.

6.3 Lifemark Texas must maintain an umbrella professional liability insurance policy for the greater of $3,000,000 or an amount (rounded to the next $100,000) which represents the number of STAR+PLUS Members enrolled in HMO in the first month of the Contract Year multiplied by $150, not to exceed $10,000,000.

6.4 If the professional liability policy (or policies) is canceled or not renewed and coverage is provided on a claims-made basis, Lifemark Texas agrees to exercise any option contained in the policy (or policies) to extend the reporting period to the maximum period permitted under the policy (or policies); provided, however, Lifemark Texas need not exercise such option if the superseding insurer will accept all prior claims.

6.5 All insurance required under this Agreement shall be provided by insurer who meet HMO and TDHS standards. A copy of certificate of insurance shall be issued to HMO prior to the effective date of this Agreement and upon the renewal of the insurance coverage specified in this Article 6. The certificate shall provide that HMO shall receive thirty (30) days prior written notice of cancellation or material reduction in coverage. Failure to provide the certificate of insurance shall be grounds for immediate termination of this Agreement.

7     INDEMNIFICATION.

      Lifemark Texas shall indemnify, defend and hold harmless, and shall cause each of the Participating Providers to indemnify, defend and hold harmless, HMO and its directors, officers, employees, affiliates and agents against any claim, loss, damage, cost expense, money damages or civil monetary penalties imposed by TDHS or other government agency, forfeiture of HMO's performance bond, or liability, including reasonable attorneys' fees and expenses (except for jointly shared legal fees and expenses for investigations under Section 4.8 below) arising out of or related to the performance or nonperformance by Lifemark Texas, Participating Providers, their employees and agents, of any services to be performed or arranged under this Agreement, or arising out of or related to the grant of full use of and access to Lifemark Texas of HMO's Provider network.

8     GOVERNING LAW AND REGULATORY REQUIREMENTS.

8.1 GOVERNING LAW. This Agreement and the rights and obligations of the parties hereunder shall be construed, interpreted, and enforced in accordance with, and governed by, the laws of the State of Texas and the United States of America, including, without limitation, the Texas Human Resources Code, Chapter 32 and the Texas Health Maintenance Organization Act, as amended, and the regulations adopted thereunder by the Texas Department of Insurance (the "Texas HMO Act"). Any provisions required to be in this Agreement by the Texas HMO Act or any other State and federal law or by the Texas Department of Insurance ("TDI") or any other State agencies shall bind HMO and Lifemark Texas whether or not expressly provided in this Agreement.

8.2 NON-BILLING OF MEMBER (MEMBER HOLD HARMLESS PROVISION - HMO INSOLVENCY AND HMO NON-PAYMENT). With the exception of copayments and charges for non-Covered Services delivered on a fee-for-service basis to Members, Lifemark Texas and its Participating Providers shall in no event, including, without limitation, non-payment by HMO, insolvency of HMO or Lifemark Texas, or breach of this Agreement, bill, charge, collect a deposit from, or attempt to bill, charge, collect or receive any form of payment, compensation or reimbursement from, or have any recourse against, any Member or any person (other than HMO) acting on behalf of any Member for Covered Services provided pursuant to this Agreement.

      Lifemark Texas shall not maintain any action at law or equity against a Member to collect sums owed by HMO to Lifemark Texas. Upon notice of any such action, HMO may terminate this Agreement as provided above and take all other appropriate action consistent with the terms of this Agreement to eliminate such charges.

      Lifemark Texas's obligations under this Section shall survive the termination of this Agreement with respect to Covered Services provided during or after the term of this Agreement, regardless of the cause giving rise to such termination and shall be construed to be for the benefit of the Member. This Section supersedes any oral or written contrary agreement now existing or hereafter entered into between Lifemark Texas or any of its Participating Providers or Members or persons acting on Member's behalf. All Provider contracts shall contain a provision similar to this
      Section in which the Provider shall hold harmless the Member for HMO or Lifemark Texas's insolvency or nonpayment.

      Any modification, addition or deletion to the provisions of this Section shall become effective on a date earlier than fifteen (15) days after the Commissioner of the Texas Department of Insurance has received written notice of such proposed changes.

8.3 PROVISIONS REQUIRED BY "PATIENT PROTECTION RULES". The provisions set forth below are required to be included in this Agreement pursuant to the "Patient Protection Rules" adopted by the Texas Department of Insurance, as set forth in Chapter 11 of Title 28 of the Texas Administrative Code. Lifemark Texas shall include the provisions set forth in this Section in all subcontracts with its Participating Physicians and Participating Providers.

      8.3.1 PRE-TERMINATION NOTICE. Before terminating Lifemark Texas or any of the Participating Providers, HMO shall provide a written explanation to Lifemark Texas or the Participating Provider of the reason(s) for termination. Before terminating any of its Participating Providers, Lifemark Texas shall provide a written explanation to the Participating Provider of the reason(s) for termination.

      8.3.2 PRE-TERMINATION REVIEW FOR PHYSICIAN. Within sixty (60) days of receipt of written notice of termination from HMO or Lifemark Texas, any of Participating Providers may submit a request in writing to HMO or Lifemark Texas for a review of the proposed termination. Any review requested hereunder will be conducted by an advisory panel consisting of Providers including at least one representative in the Provider's same or similar specialty, if available, appointed to serve on the standing quality improvement committee or utilization management committee. The recommendation of the advisory review panel shall be considered by HMO or Lifemark Texas but shall not be binding on HMO or Lifemark Texas. A copy of the recommendation of the advisory review panel and HMO's or Lifemark Texas's determination following review shall be provided to the affected Provider upon request. Not withstanding the foregoing, a Provider shall not be entitled to a review in any case in which there is imminent harm to patient health or an action by a State medical, or other physician licensing board or other governmental agency that effectively impairs the Provider's ability to practice medicine or another profession or in cases of fraud or malfeasance.

      8.3.3 NOTICES TO MEMBERS OF TERMINATION OF AGREEMENT. HMO shall provide at least thirty (30) days prior written notice to Members of the impending termination of this Agreement or the impending termination of any of Participating Providers who is providing ongoing treatment to such Members on the effective date of termination, so that such Members may select another Participating Provider or request continued ongoing treatment through Lifemark Texas or the Participating Provider following termination as provided in Section
            8.3.5 below.

      8.3.4 PROHIBITION AGAINST RETALIATION. Lifemark Texas and its Participating Providers shall not be terminated or non-renewed by HMO in retaliation against Lifemark Texas or any Participating Provider for reasonably filing a complaint against HMO or appealing a decision of HMO on behalf of a Member.

      8.3.5 CONTINUING CARE FOR MEMBERS OF SPECIAL CIRCUMSTANCE. Following the termination of this Agreement or of any of Participating Providers for any reason other than medical competence or professional behavior, Lifemark Texas or such Participating Provider shall continue to provide treatment to any Member of special circumstance, such as a Member who has a disability, acute condition, life-threatening illness or is past the twenty-four (24th) week of pregnancy, who is receiving ongoing Covered Services from Lifemark Texas or its Participating Provider on the effective date of termination, and HMO shall reimburse Lifemark Texas or its Participating Provider for the Member's continuing ongoing treatment at the rates set forth in this Agreement, in accordance with the dictates of medical prudence and the provisions of this Section.

            For purposes of this Section, "special circumstance" shall mean a condition such that Lifemark Texas or its Participating Provider reasonably believes that discontinuing care by Lifemark Texas' Participating Provider could cause harm to the Member. Lifemark Texas or its Participating Provider shall identify a Member of special circumstance to HMO and request that such Member be permitted to continue treatment under Lifemark Texas or its
            Participating Provider's care, and Lifemark Texas or its Participating Provider shall not seek payment from such Member of any amounts for which the Member is not responsible under the Program. The obligations of Lifemark Texas and its Participating Providers and HMO under this Section shall extend for at least ninety (90) days from the effective date of termination of this Agreement or beyond nine months in the case of a Member who at the time of termination has been diagnosed with a terminal illness. Any dispute arising between HMO and Lifemark Texas or any of its
            Participating Providers regarding the necessity for continued treatment by Lifemark Texas Participating Provider shall be resolved pursuant to the dispute resolution procedure as provided herein.

      8.3.6 NO INDEMNIFICATION. This Agreement may not contain any provision purporting to indemnify the HMO for any tort liability resulting from acts or omissions of the HMO.

      8.3.7 EXPEDITED REVIEW. A physician or provider who is terminated or deselected shall be entitled to an expedited review process by HMO or Lifemark Texas on request by the physician or provider. If the physician or provider is deselected for reasons other than at the physician's or provider's request, HMO or Lifemark Texas may not notify patients of the physician's or provider's deselection until the effective date of the termination or the time a review panel makes a formal recommendation. If a physician or provider is deselected for reasons related to imminent harm, HMO or Lifemark Texas may notify patients immediately.

      8.3.8 POSTED NOTICE OF COMPLAINT PROCESS. HMO, Lifemark Texas and each Participating Provider shall post in its facility of facilities a notice to Members of the process for resolving complaints with the HMO. The notice must include TDI's toll-free telephone number for filing complaints.

8.4 REQUIREMENTS FOR CONTRACT BETWEEN PRIMARY HMO AND LIFEMARK TEXAS. The provisions set forth below are required to be included in this Agreement, as an agreement between the parties, pursuant to Section 11.1604 of Title 28 of the Texas Administrative Code ("Section 11.1604"). For purposes of this Agreement, "Primary HMO" is HMO, as defined in Section 11.2(b)(20) of Title 28 of the Texas Administrative Code. For purposes of this Agreement, Lifemark Texas is acting as an "Approved Non Profit Health Corporation" providing "health care services" within the meaning of Section 11.1604 for purposes of determining Primary HMO regulatory contractual requirements.

      8.4.1 LIFEMARK TEXAS'S ACKNOWLEDGMENTS AND AGREEMENTS. Lifemark Texas acknowledges and agrees that:

            (i) HMO, acting in the role of the Primary HMO under this Agreement, is required under the Texas HMO Act and regulations of the Texas Department of Insurance ("TDI") and the Texas Department of Health ("TDH") to establish, operate and maintain a health care delivery system, quality assurance system, provider credentialing system and other systems and programs meeting TDI and Texas Health Care Council standards and is directly accountable for compliance with such standards.

            (ii) The role of Lifemark Texas, acting as an "Approved Non Profit Health Corporation" within the meaning of Section 11.1604, is limited to implementing certain systems of utilizing standards approved by HMO and subject to HMO's oversight and monitoring of Lifemark Texas's performance.

            (iii) HMO may take  whatever  action  deemed  necessary  by HMO,  to assure that all HMO system and program functions which are delegated or assigned to Lifemark Texas under this Agreement are performed in full compliance with all applicable regulatory requirements of TDI.

8.5 HMO'S RESPONSIBILITY AS PRIMARY HMO. Nothing contained in this Agreement shall be construed to in any way limit HMO's authority and responsibility for compliance with the provisions of the Texas HMO Act and all regulatory requirements of TDI. HMO shall submit a monitoring plan to TDI setting out:

      a) how HMO will ensure Lifemark Texas has an effective administrative system for providing timely and accurate reimbursement to all physicians and providers under contract with Lifemark Texas or HMO; and

      b) how HMO will ensure that all HMO functions which are delegated or assigned under contract with Lifemark Texas are consistent with full compliance by HMO with all regulatory requirements of TDI.

8.6 PROVIDER CONTRACTS. Lifemark Texas shall make available to HMO all contracts with Participating Providers so as to ensure compliance with the following:

      (a) a Provider contract cannot be terminated by Lifemark Texas without ninety (90) days written notice;

      (b) a hold harmless provision is included providing that Lifemark Texas and its contracted physicians and Providers are prohibited from billing or attempting to collect from HMO Members (except for authorized co-payments and deductibles) for Covered Services under any circumstance, including the insolvency of HMO or the Lifemark Texas; and

      c) the Provider contract contains a provision that nothing in this Agreement shall be construed in any way to limit the HMO's authority or responsibility to comply with all TDI regulatory requirements.

8.7 FINANCIAL SOLVENCY. Lifemark Texas shall provide HMO with evidence of Lifemark Texas's financial solvency and financial ability to perform, such as a certified financial audit of the Lifemark Texas by independent certified public accountants, utilizing generally accepted accounting and auditing principles.

8.8 PROVISION OF DATA. Lifemark Texas shall provide to HMO on at least a monthly basis, in a usable form necessary for audit purposes, the data necessary for HMO to comply with the TDI and Texas Health Care Council reporting requirements with respect to any Covered Services provided pursuant to this Agreement, including, without limitation, the following data:

      (i) number of Members served or assigned to Lifemark Texas (including number added and terminated since the last reporting period);

      (ii) form of contracts with the Participating Providers who will be providing Covered Services to the Members and any material changes to such contracts;

      (iii) Copayments received by Lifemark Texas;

      (iv) summary of amounts paid by Lifemark Texas to physicians and providers;

      (v) description of Lifemark Texas's payment methods for Participating Providers (i.e., capitation, fee-for-service or other risk sharing);

      (vi)  utilization data;

      (vii) summary of the amounts paid by Lifemark Texas for administrative services relating to HMO;

      (viii)time period that claims and debts related to claims owed by the Lifemark Texas have been pending;

      (ix) information required by HMO to file its own claims for reinsurance, coordination of benefits and subrogation;

      (x)   Member satisfaction data;

      (xi)  Member complaint data;

      (xii) documentation   of  any  regulatory   inquiries  or   investigations
            regarding Lifemark Texas or any Participating Provider; and

      (xiii)any other data necessary to assure proper monitoring and control of delivery network, by HMO.

8.9 ON-SITE AUDIT. HMO shall conduct an on-site audit of Lifemark Texas no less frequently than annually or more frequently upon indication of any material non-compliance, to obtain information necessary to verify Lifemark Texas's compliance with all regulatory requirements of TDI. HMO shall make written documentation of such audits available to the TDI upon request.

8.10 CORRECTIVE ACTION. HMO shall take prompt action to correct any failure by Lifemark Texas to comply with regulatory requirements of the TDI relating to any systems or functions delegated by HMO to Lifemark Texas under this Agreement and necessary to ensure HMO's full compliance with all applicable regulatory requirements.

9     REVENUE, ACCOUNTS, ADMINISTRATIVE FEES AND RISK SHARING.

9.1 OPERATIONAL PHASE. Lifemark Texas shall be paid an Administrative Fee as set forth in Exhibit A of this Agreement.

      Lifemark Texas will estimate and be paid the monthly Administrative Fee before the fifteenth day of the month. Any adjustments based on the actual membership figures will be made to the subsequent months payment. Lifemark Texas will produce a monthly Administrative Services Fee Reconciliation Report setting forth estimated payment of that month and reconciliation for prior periods. In no event shall the total Administrative Fee paid to Lifemark Texas in any Contract [x]* of that Contract Year's Revenue (as defined below).

      In return for receiving the Administrative Fee, Lifemark Texas shall be responsible for all costs associated with the administration of the
      Program, except for the following expenses, which shall be the responsibility of the HMO:

            9.1.1 claims costs for Covered Services;

            9.1.2 legal services of the HMO;

            9.1.3 actuarial services of the HMO;

            9.1.4 all insurance premiums for the HMO;

            9.1.5 directors' fees and expenses related to HMO Board of
                  Director meetings;

            9.1.6 expenses relating to the corporate existence of the HMO;

            9.1.7 audit and tax services of the HMO;

            9.1.8 advertising and marketing expenses of the HMO;

            9.1.9 any  income,  property,  premium or other taxes of the HMO and any assessments or license fees;

            9.1.10other expenses clearly related to the business of the
                  HMO as an independent corporate entity;

            9.1.11costs associated,  including preparation of proposals, for the expansion of the HMO into additional service areas.

9.2   REVENUE AND ACCOUNTS.

      9.2.1 PROGRAM CONTRACT YEAR 2000. For the partial Program Contract Year beginning December 1, 1999 and ending August 31, 2000, HMO shall deposit [x]* of Revenue into the HMO's Contract Depository Account ("CDA") and the remaining [x]* of Revenue into an account designated by HMO to pay for HMO's oversight, reinsurance and recovery of initial Program start-up costs. "Revenue" means the monthly payments and all subsequent adjustment payments, made to the HMO under the TDHS Contract.

      9.2.2 PROGRAM CONTRACT YEAR 2001. For the Program Contract Year beginning September 1, 2000 and ending August 31, 2001, HMO shall deposit [x]* of Revenue into the CDA, and the remaining [x]* of Revenue into an account designated by HMO to pay for HMO's oversight, reinsurance and recovery of initial Program start-up costs.

      9.2.3 PROGRAM CONTRACT YEAR 2002. If this Agreement is extended for Program Contract Year beginning September 1, 2001 and ending August 31, 2002, HMO shall deposit [x]* of Revenue into the CDA and the remaining [x]* of Revenue into an account designated by HMO to pay for HMO's oversight, reinsurance and recovery of initial Program start-up costs.

      9.2.4 PROGRAM CONTRACT YEAR 2003. If this Agreement is extended for the Program Contract Year beginning September 1, 2002 and ending August 31, 2003, the parties shall agree as part of such extension as to the division of the Revenue.

9.3   RISK SHARING.

      9.3.1 SHARING OF NET INCOME BEFORE TAXES. Commencing on the effective date of this Agreement, and for each Contract Year thereafter, HMO and Lifemark Texas shall share equally in the "HMO Share" of the excess of allowable HMO STAR+PLUS revenues over allowable HMO STAR+PLUS expenses as measured by any positive amount for Net Income Before Taxes of the final Managed Care Financial Statistical Report ("Report"). The amount for Net Income Before Taxes of the Report shall include, or be combined with, any interest earned or investment income on Revenue. No amount shall be paid to Lifemark Texas until TDHS has been paid its experience rebate, if any, under the TDHS Contract. Lifemark Texas's participation in the "HMO Share" is contingent upon Lifemark Corporation's repayment in full of any outstanding notes or loans from HMO. If Net Income Before Taxes of the Report for any Contract Year is a negative number, HMO and Lifemark Texas shall each contribute an equal amount to HMO's CDA sufficient to eliminate the deficit within fifteen (15) days of the filing of the Report with TDHS. Lifemark Texas and HMO shall be paid within fifteen (15) days after filing of the Report their equal shares, if any, of a positive "HMO Share". Claims incurred during a Contract Year but paid after the determination of "HMO Share" shall be considered in the risk sharing settlement for the following Contract Year.

      9.3.2 ADJUSTMENT. HMO and Lifemark Texas acknowledge that TDHS may make adjustments to Net Income Before Taxes after payment of the amounts in Section 9.3.1. HMO and Lifemark Texas shall repay amounts to the CDA which may be due to such adjustment within fifteen (15) days of the determination of the adjustment.


      9.3.3 SECURITY FOR DEFICITS. As security for Lifemark Texas's payment of any deficits is described in Section 9.3.1 above, Lifemark Texas shall purchase a Certificate of Deposit instrument ("Collateral") in an amount determined annually by the parties. Such Collateral shall be assigned to HMO and pledged in writing for the HMO's benefit. Such pledge shall be in the form of the agreement attached hereto as Addendum 10. The Collateral amount shall be agreed upon by both parties annually within ninety (90) days after commencement of a Contract Year. If the parties cannot agree, then an independent actuarial firm shall be selected by mutual agreement to determine the Collateral amount. The parties shall share equally the cost of the actuarial firm. The actuarial firm's recommendation for the Collateral amount shall be binding upon the parties. The Collateral amount for Contract year 2000 is [x]*. The Collateral amount shall not be changed until any deficits for the previous Contract Year have been paid by Lifemark Texas. The Collateral shall be established within thirty (30) days of the execution of this Agreement. If the Collateral is not established by such date, Lifemark Texas shall forfeit the Additional Administrative Fee provided in EXHIBIT A until the Collateral is established. This provision shall survive the termination of this Agreement.

      9.3.4 SECURITY EXCEPTION. If Lifemark Texas obtains a Texas health maintenance organization license, or if Lifemark Corporation or one of its affiliates obtains a Texas health maintenance organization license and this Agreement is assigned to such entity, the parties shall determine, in consultation with TDI, if the Collateral may be used to jointly satisfy the requirements of Section 9.3.3 and TDI's minimum net worth requirements for health maintenance organizations. If TDI rejects such proposal, such entity shall maintain the Collateral solely for the purposes of this Agreement. If TDI accepts such proposal, TDI must agree that HMO will have a first priority lien on the Collateral.

10    TERM AND TERMINATION.

      10.1 TERM. This Agreement shall be effective on December 1, 1999, (though it may be finally executed and delivered on a subsequent date) or the first day of the month following TDHS approval of this Agreement if TDHS must approve the effective date, through August 31, 2001. The parties may extend the Agreement by mutual written agreement for additional one (1) year periods, not to exceed two (2) extensions. Each such extension shall be effective on September 1, or the effective date of the Contract Year between TDHS and the HMO. If a party does not desire to extend this Agreement, such party must provide the other party at least one hundred twenty (120) days written notice prior to the expiration of the current term. Such extensions of this Agreement shall be of no force and effect if TDHS and HMO do not agree to a Program contract for the extension periods of this Agreement.

      10.2 TERMINATION. This Agreement may be terminated upon the following:

            10.2.1 at any time upon the written mutual consent of both parties.

            10.2.2either  party may  terminate  this  Agreement  for a  material breach or upon the failure of either party to obtain and maintain any license, registration or approval required under State or federal law that is material to the operation of the Plan Program which has not been cured within 30 days after the "Cure Period". The Cure Period is defined as sixty (60) days from the date on which one party receives notice of a material breach from the other party. Provided however, if the material breach involves failure to pay Administration Fees when due, the Cure Period shall be (10) days. If this Agreement is assigned to Lifemark Corporation or an affiliate during a Cure Period, such assignee shall be subject to the breach notice and the remaining portion of the Cure Period.

            10.2.3In  the  event  the  contract  between  TDHS  and  the  HMO is terminated for any reason or the HMO's participation in the Program is otherwise terminated, in which case termination shall be effective as of the termination date of the HMO's participation in the Program.

            10.2.4Immediately upon the filing of a bankruptcy petition by either party.

10.3  OBLIGATIONS IN EVENT OF TERMINATION.

      10.3.1Upon termination of this Agreement for reasons other than those described in Section 10.2.2 of this Agreement, HMO shall purchase those fixed assets and leasehold improvements acquired and used by Lifemark Texas (or its subcontractor Lifemark Corporation) to administer the HMO at a price equal to the book value of such assets as determined by Lifemark Texas (or its subcontractor Lifemark Corporation) at the termination date. Lifemark Texas (or its subcontractor Lifemark Corporation) shall use Generally Accepted Accounting Principles (GAAP) for depreciation of fixed assets and leasehold improvements. HMO shall also agree to assume and/or be fully financially responsible for any lease of office space or equipment being utilized for HMO operations and to indemnify Lifemark Texas (or its subcontractor Lifemark Corporation) against any liability therefor. The purpose of this reimbursement is to allow the recovery of those costs normally covered over the life of a contract.

      10.3.2In the event of termination of this Agreement for any reason, Lifemark Texas and its subcontractors shall fully cooperate with the person or entity selected by HMO to assume administration of the Program.

      10.3.3In the event of termination of this Agreement, Lifemark Texas shall provide HMO with all copies of records in Lifemark Texas's or its subcontractor's Program and which are necessary for the continued operation of the Program, or shall forward such records to a successor administrator as directed by HMO.

      10.3.4Upon  termination of this Agreement for any reason,  Lifemark Texas, at HMO's option, shall continue to adjudicate all incurred claims that had not been paid as of the termination date. HMO shall pay Lifemark Texas a fee of [x]* of the paid claim amount for each claim adjudicated. Lifemark Texas shall have no obligation to expend its own funds to adjudicate such claims, but shall deliver such claims to the HMO pursuant to the HMO's instructions. Lifemark Texas shall have no obligation to adjudicate claims incurred after the termination date of this Agreement.

      10.3.5NOTICE OF WITHDRAWAL. If HMO determines to withdraw from or limits involvement in the Program, HMO shall give Lifemark Texas ninety
            (90) days prior written notice. To "withdraw" shall mean an action by HMO to terminate the TDHS Contract, or HMO's failure or decision not to extend or renew the TDHS Contract. To "limit involvement" shall mean an action by HMO not to expand its service area in the Program if the HMO is presented such an opportunity. HMO agrees that if HMO withdraws or limits its involvement in the Program, Lifemark Texas may pursue such opportunity independently of HMO.

11 MISCELLANEOUS.

11.1 CONFIDENTIALITY. Lifemark Texas agrees to safeguard the confidentiality of all data pertaining to this Agreement and Covered Services rendered to Members in accordance with TDHS requirements.

11.2 RELATIONSHIP OF THE PARTIES. In the performance of the work, duties and obligations of the parties pursuant to this Agreement, the parties shall, at all times, be acting and performing as independent contractors. No relationship of employer and employee, or partners or joint venturers created by this Agreement, and neither party may therefore, make any claim against the other party for social security benefits, workers' compensation benefits, unemployment insurance benefits, vacation pay, sick leave or any other employee benefit of any kind. In addition, neither party shall have any power or authority to act for or on behalf of, or to bind the other except as herein expressly granted, and no other or greater power or authority shall be implied by the grant or denial of power of authority specifically mentioned herein.

11.3 ASSIGNMENT/SUBCONTRACTING. Neither party shall have the right to assign, delegate or subcontract any of its rights or obligations hereunder without the prior written consent of the other party. The parties agree that this Agreement shall be assigned by HMO to Lifemark Corporation or to an affiliate of Lifemark Corporation if Lifemark Corporation or the affiliate obtains a Texas health maintenance organization license. HMO hereby consents to the assignment of the Amended and Restated Administrative Services Agreement attached hereto as Addendum 11 whereby Lifemark Corporation shall perform certain administrative services for and on behalf of Lifemark Texas.

11.4 NOTICES. Except as set forth herein, all notices require or permitted to be given hereunder, shall be in writing and shall be sent by United States mail, certified or registered, return receipt requested, postage prepaid, to the parties hereto at their respective addresses set forth on the signature page hereto, or such other address as may be fixed in accordance with the provisions hereof. Except as set forth herein, if mailed in accordance with the provisions of this paragraph, such notice shall be deemed to be received three (3) business days after mailing.

11.5 HEADINGS. The headings of the various sections of this Agreement are inserted merely for the purpose of convenience and do not expressly or by implication limit, define or extend the specific terms of the section so designated.

11.6 WAIVER OF BREACH. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as, nor be construed to be, a waiver of any subsequent breach thereof.

11.7 APPLICABLE LAW. This Agreement shall be governed in all respects by the laws of the State of Texas.

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


11.8 INVALID PROVISIONS. If, for any reason, any provision of this Agreement is or shall be hereafter determined by law, act, decision, or regulation of a duly constituted body or authority, to be in any respect invalid, such determination shall not nullify any of the other terms and provisions of this Agreement and, unless otherwise agreed to in writing by the parties, then, in order to prevent the invalidity of such provision or provisions of this Agreement, the said provision or provisions shall be deemed automatically amended in such respect as may be necessary to conform this entire Agreement with such applicable law, act, decision, rule or regulation.

11.9 NO THIRD-PARTY BENEFICIARY. This Agreement is entered into by and between HMO and Lifemark Texas and for their benefit. There is no intent by either party to create or establish third-party beneficiary status or rights or their equivalent in any Member, subcontractor, or other third party, and no such third party shall have any right to enforce any right or enjoy any benefit created or established under this Agreement.

11.10 COMPLAINT AND APPEAL PROCESS. In the event that any dispute relating to this Agreement arises between Lifemark Texas and HMO, the parties will make a good faith effort to resolve the dispute informally. If the dispute cannot be resolved informally, Lifemark Texas must submit a written complaint to which clearly states the basis of the complaint and a proposed resolution. HMO shall respond to a written complaint to HMO within thirty (30) days of receipt, either accepting, rejecting, or modifying Lifemark Texas's proposed resolution. This will be HMO's final determination. If the parties are unable to resolve the dispute through the complaint process, the dispute shall be resolved by binding arbitration in accordance with the Rules of Commercial Arbitration of the American Arbitration Association. In no event may the arbitration be initiated more than one year after the date one party first gave written notice of the dispute to the other party. The arbitration shall be held in Dallas, Texas or in such other location as the parties may mutually agree upon. The arbitrator shall have no power to award punitive or exemplary damages or vary the terms of this Agreement and shall be bound by controlling law.

11.11 REVIEW AND AUDIT. Upon reasonable notice, or such notice as is permitted by federal or State authorities, Lifemark Texas will at all times make available for review and audit by either the HMO or its designee its files, books, procedures and records (including computer terminal access to same) pertaining to the Program or the services provided by Lifemark Texas or Lifemark Corporation under this Agreement. In addition, Lifemark Texas shall make available for interview with HMO's auditor those personnel with material involvement or responsibility with respect to the services provided by Lifemark Texas or Lifemark Corporation under this Agreement.

11.12 ENTIRE AGREEMENT: AMENDMENT. This Agreement and all exhibits and addendums hereto shall constitute the entire agreement relating to the subject matter hereof between the parties hereto, and supersedes all other agreements, written or oral, relating to the subject matter hereof. This Agreement may be amended by mutual agreement of the parties, provided that such amendment is reduced to writing and signed by both parties.

11.13 EXHIBITS. Any exhibits or addendums attached to this Agreement are an integral part of this Agreement and are incorporated herein by reference.

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


11.14 STATE GOVERNMENT APPROVALS. The parties acknowledge and agree that this Agreement is subject to review and approval by TDI and TDHS.

12 RIGHT OF FIRST REFUSAL. HMO hereby grants a right of first refusal to Lifemark Texas, Lifemark Corporation, or a Lifemark Corporation affiliate to be the administrative services manager and health services Provider if HMO expands its service area in the Program. Further, HMO hereby grants a right of first refusal to Lifemark Texas, Lifemark Corporation, or a Lifemark Corporation affiliate, to enter into an arrangement of equal sharing of medical risk in the Program, or any other form of relationship in which such risk is shared equally by the parties. The parties agree to negotiate with each other in good faith as to the allocation of start-up expenses and administrative services fees related to the expansion. If HMO declines to pursue the expansion, Lifemark Texas, Lifemark Corporation, or a Lifemark Corporation affiliate may pursue the opportunity independently of HMO.

13 NON-COMPETE. During the term of this Agreement, Lifemark Texas, Lifemark Corporation, or a Lifemark Corporation affiliate may not compete with HMO in the Program, or enter into a contract with an entity that competes with HMO in the Program without obtaining HMO's prior written consent; provided, however, this restrictive covenant does not apply to service area expansion in the Program which HMO has declined or failed to pursue. Except as set forth above, HMO and Lifemark Texas, Lifemark Corporation, or a Lifemark Corporation affiliate may pursue independently of each other business opportunities which are unrelated to the Program.

      IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the day and year first set forth above.

RIO GRANDE HMO, INC.

By:   /S/DAVID G. BICK              Its    VICE PRESIDENT
      ---------------------                --------------
Date: JANUARY 19, 2000

ADDRESS FOR NOTICES:
901 S. Central Expressway
Richardson, Texas 75080

LIFEMARK OF TEXAS, INC.

By:   /S/MICHAEL J. KENNEDY         Its    VICE PRESIDENT
      ---------------------                --------------
Date: JANUARY 19, 2000

ADDRESS FOR NOTICES:

7600 North 16th Street, Suite 150
Phoenix, Arizona 85020

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



                                    EXHIBIT A

                           ADMINISTRATIVE FEE SCHEDULE
                      RIO GRANDE HMO - HARRIS COUNTY, TEXAS
                           EFFECTIVE DECEMBER 1, 1999

ABD / SSI MANAGEMENT FEE SCHEDULE FOR MEMBERS DETERMINED BY TDHS AS "OTHER COMMUNITY CLIENTS (DUAL ELIGIBLE AND MEDICAID ONLY, COMBINED)"

Tier     Membership                                     Fees
                                                   The Greater of:

I.       First [x]*                         [x]* PMPM     or         [x]*

II.      Next [x]*                          [x]* PMPM     or         [x]*
                                            [x]*
III.     Members in Excess of [x]*               PMPM     or         [x]*

If membership for ABD lives falls below [x]* members, Plan will reimburse Lifemark Texas at its actual costs (as determined by a Plan-approved budget) plus [x]* per month. This maximum reimbursement amount applies to ABC/SSI and LTC, combined, if both groups are under the minimum memberships for the month. Costs will be determined by allocating total costs based on membership. For allocation purposes, [x]* member will equal [x]* members.

LTC MANAGEMENT FEE SCHEDULE FOR ALL OTHER MEMBER RISK GROUPS COMBINED


Tier     Membership                                     Fees
                                                   The Greater of:

I.       First [x]*                           [x]* PMPM     or          [x]*

II.      Next [x]*                            [x]* PMPM     or          [x]*

III.     Members in Excess of [x]*            [x]* PMPM     or          [x]*

If membership for LTC lives falls [x]* members, Plan will reimburse Lifemark Texas at its actual costs (as determined by a Plan-approved budget) plus [x]*. This maximum reimbursement amount applies to ABC/SSI and LTC, combined, if both groups are under the minimum memberships for the month. Costs will be determined by allocating total costs based on membership. For allocation purposes, [x]* member will equal [x]* members.

Lifemark Texas shall be paid the following Administrative Fees in addition to the Base Fees above:
CONTRACT YEAR                             ADDITIONAL ADMINISTRATIVE FEE
                                          (% of Revenue)
12/01/99 - 08/31/00                             [x]*
09/01/00 - 08/31/01                             [x]*
09/01/01 - 08/31/02 (if extended)               [x]*
09/01/02 - 08/31/03 (if extended)               (Subject to negotiation)

* CONFIDENTIAL TREATMENT REQUESTED


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